UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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YODLEE, INC.
(Name of Registrant as Specified In Its Charter)

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YODLEE, INC.
3600 BRIDGE PARKWAY, SUITE 200
REDWOOD CITY, CALIFORNIA 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10 a.m. Pacific Time on Thursday, May 21, 2015

Dear Stockholders of Yodlee, Inc.:

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Yodlee, Inc., a Delaware corporation, will be held on Thursday, May 21, 2015 at 10 a.m. Pacific Time, adjacent to our company headquarters, at 1300 Island Drive, Redwood City, California 94065, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two (2) Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 27, 2015 as the record date for the Annual Meeting. Only stockholders of record on March 27, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, you must bring an admission ticket, as explained on page 3 of the proxy statement.

The accompanying proxy card will identify the website address where the proxy materials will be made available. The notice of the Annual Meeting and proxy materials are also available on our website at the following Internet address: http://ir.yodlee.com/sec.cfm.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Yodlee, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Anil Arora President, Chief Executive Officer and Chairman of the Board of Directors

April 10, 2015

i

YODLEE, INC.

PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10 a.m. Pacific Time on Thursday, May 21, 2015

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders of Yodlee, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 21, 2015 at 10 a.m. Pacific Time, adjacent to our company headquarters, at 1300 Island Drive, Redwood City, California 94065. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 10, 2015 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two (2) Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Patrick T. Hackett and Mark Jung as Class I directors; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 27, 2015, the record date, may vote at the Annual Meeting. As of the record date, there were 29,402,327 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on May 20, 2015 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at (800) 690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Yodlee, Inc., in writing, at Yodlee, Inc., 3600 Bridge Parkway, Suite 200, Redwood City, California 94065; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a holder of Yodlee shares as of the record date of March 27, 2015, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.proxyvote.com and following the instructions provided (you will need the 12 digit number included on your proxy card, voter instruction form or notice).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 14, 2015. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

On the day of the meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 9 a.m. and the meeting will begin at 10 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Anil Arora and Michael Armsby have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 10, 2015 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Yodlee, Inc.
Attention: Investor Relations
3600 Bridge Parkway, Suite 200
Redwood City, California 94065

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 12, 2015. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Yodlee, Inc.
Attention: Secretary
3600 Bridge Parkway, Suite 200
Redwood City, California 94065

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2016 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 26, 2016; and

•	not later than the close of business on February 25, 2016.

In the event that we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. The stockholder also must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov.  You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Five of our directors are independent within the meaning of the listing standards of the NASDAQ Stock Market. Our board of directors is divided into three staggered classes of directors, each serving staggered three-year terms.  At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.  Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The following table sets forth the names, ages as of April 1, 2015, and certain other information for each of the directors with terms expiring at the annual meeting (who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors:

Directors with Terms expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Patrick T. Hackett(3)	I	53	Director	2008	2015	2018
Mark Jung(1)(3)	I	53	Director	2014	2015	2018

Continuing Directors
Anil Arora	III	54	President, Chief Executive Officer and Chairman of the Board of Directors	2000	2017	—
Gayle Crowell(1)(2)(3)(4)	III	64	Lead Independent Director	2002	2017	—
Bruce C. Felt, Jr.(1)	II	57	Director	2014	2016	—
William Harris, Jr.(2)(4)	II	59	Director	2003	2016	—
____________________
(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.
(4)	Member of our risk committee.

Nominees for Director

Patrick T. Hackett has served as a member of our board of directors since February 2008. Mr. Hackett is a member and managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., a private equity firm, since June 1990. Mr. Hackett currently is a director of Bridgepoint Education, Inc., a provider of post–secondary education services, and RegionalCare Hospital Partners, a company that owns and operates a chain of hospitals. In addition, he serves as a trustee on the board of Trinitas Health and Regional Medical Center. Mr. Hackett graduated from the University of Pennsylvania with a B.A. in chemistry, and holds a B.S. in economics from The Wharton School, University of Pennsylvania.

We believe that Mr. Hackett possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

Mark Jung has served as a member of our board of directors since September 2014. Since May 2013, Mr. Jung has served as Executive Chairman of OL2, Inc., a leading cloud solutions provider for gaming and graphics-rich applications. From February 2012 to May 2013, Mr. Jung served as an Operating Partner at Khosla Ventures, LLC, a private venture capital fund. From December 2008 to January 2012, Mr. Jung served as an independent board member and advisor to a variety of technology companies. From October 2007 to November 2008, Mr. Jung served as chief executive officer of Vudu, Inc., an online video streaming service, which was acquired by Wal-Mart Stores, Inc. in March 2010. From February 2006 to November 2006, Mr. Jung served as Chief Operating Officer of Fox Interactive Media, Inc., a subsidiary of News Corporation. From January 1999 to January 2006, Mr. Jung co-founded and served as chief executive officer and a director of IGN Entertainment, Inc., which was formerly known as Snowball.com, Inc. and was purchased by News Corporation in January 2006. From February 1992 to July 1997, Mr. Jung co-founded and served as chief executive officer, a director and, from February 1996 to July 1997, Chairman of Worldtalk Communications Corporation, an Internet security company. Mr. Jung currently serves as a member of the board of directors of DataXu, Inc., a software developer for online marketing, InMar, Inc., a provider of coupon processing and logistics services, Interviewstreet Incorporation (which is also known as HackerRank), a technical recruiting platform company, MicroMobs Inc., a mobile applications company, Paystik, Inc., a mobile payments software company, and World Golf Tour, Inc. (which is also known as WGT Media), a sports software company. Mr. Jung holds a B.S. in engineering from Princeton University and an M.B.A. from Stanford University Graduate School of Business.

We believe Mr. Jung’s specific attributes that qualify him to serve as a member of our board of directors include his extensive management experience with Internet companies, his experience serving as a senior executive for a publicly-traded technology company, his entrepreneurial experience and his experience in the venture capital industry.

Continuing Directors

Anil Arora has served as our president and chief executive officer and as a member of our board of directors since February 2000. Mr. Arora has served as the Chairman of our board of directors since March 2014. Prior to joining us, from June 1998 to February 2000, Mr. Arora served in various positions with Gateway, Inc., a computer hardware manufacturer which was acquired by Acer Inc. in October 2007, most recently as senior vice president, Gateway Internet and prior to that as chief marketing officer with global responsibility for Gateway. From April 1995 to May 1998, Mr. Arora served in various positions for The Pillsbury Company, a subsidiary of General Mills, Inc. and manufacturer and marketer of branded consumer foods, including as vice president, strategy and marketing for North America and vice president, general manager for Progresso. From June 1984 to April 1995, Mr. Arora served in various brand management and corporate strategy and operations roles for Kraft Foods Group, Inc., a manufacturer and marketer of leading branded consumer foods, including most recently as business director in the refrigerated products division. Mr. Arora holds an M.B.A. from the University of Michigan, Stephen M. Ross School of Business, and a B.S. in business administration from Rockford College.

We believe that Mr. Arora possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the technology industry and the operational insight and expertise he has accumulated as our president and chief executive officer.

Gayle Crowell has served as our lead independent director since March 2014 and as a member of our board of directors since July 2002. Since June 2001, Ms. Crowell has served as an operational business consultant for Warburg Pincus LLC, a private equity firm. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. From January 1998 to January 2000, Ms. Crowell served as chief executive officer and chairman of RightPoint Corporation, a real-time personalization software company which was acquired by Epiphany, Inc. in January 2000. Ms. Crowell currently serves on the board of directors of Coyote Logistics LLC, a transportation and logistics service provider, MercuryGate International, Inc., a cloud-based transportation management system technology provider, as well as Dude Solutions Inc., a provider of facilities maintenance software. Ms. Crowell holds a B.S. in education from the University of Nevada at Reno.

We believe that Ms. Crowell possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a senior executive and director of a public company and her experience in the technology and venture capital industries.

Bruce C. Felt, Jr. has served as a member of our board of directors since March 2014. Since August 2014, Mr. Felt has served as chief financial officer of Domo, Inc., a software-as-a-service company. From July 2012 to June 2014, Mr. Felt served in various senior positions with Auction.com, LLC, an online real estate sales platform, most recently as chief financial officer. From October 2006 to July 2012, Mr. Felt served as the chief financial officer of SuccessFactors, Inc., a cloud-based software company which was acquired by SAP AG in February 2012. From February 2005 through August 2006, Mr. Felt served as chief financial officer of LANDesk Software, Inc., a security and systems management software company. Subsequent to LANDesk’s acquisition by Avocent Corp. in August 2006, Mr. Felt was retained by Avocent through February 2007 on a transitional basis to manage certain matters. From April 1999 to February 2005, Mr. Felt served as chief financial officer of Integral Development Corporation, a cloud computing software company. Mr. Felt currently sits on the board of directors of Hightail Inc., a cloud storage and service company, and Alfresco Software, Inc., an online document management company, and has been a member of various non-profit boards. Mr. Felt holds a B.S. in accounting from the University of South Carolina and an M.B.A. from Stanford University Graduate School of Business.

We believe that Mr. Felt possesses specific attributes that qualify him to serve as a member of our board of directors, including his financial and accounting background, as well as his experience serving as a senior executive for publicly traded technology companies.

William Harris, Jr. has served as a member of our board of directors since February 2003. Since January 2009, Mr. Harris has served as co-founder and chief executive officer of Personal Capital Corporation, a wealth management firm which provides personal financial software and services. From October 1999 to March 2000, Mr. Harris served as chief executive officer of PayPal, Inc., an online payments business which was acquired by eBay Inc. in October 2002. From January 1994 to September 1999, Mr. Harris served in various senior positions with Intuit Inc., a developer of financial and tax preparation software, most recently as chief executive officer. Mr. Harris currently sits on the board of directors of MyVest, a portfolio management software company, Personal Capital Corporation, a digital wealth management services company, and Xtec Incorporated, a provider of electronic authentication and security solutions.  Mr. Harris holds an M.B.A. from Harvard Business School and a B.A. in American studies from Middlebury College.

We believe that Mr. Harris possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience serving as a senior executive for publicly traded technology companies.

Director Independence

Our common stock is listed on the NASDAQ Global Select Stock Market. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors, subject to a phase-in period following a company’s initial public offering. In addition, the rules of the NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In February 2015, our board of directors undertook a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Ms. Crowell and Messrs. Felt, Hackett, Harris and Jung, representing a majority of our directors, are “independent directors” as defined under the rules of the NASDAQ Stock Market. Our board of directors also determined that Ms. Crowell and Messrs. Felt and Jung, who comprise our audit committee, Ms. Crowell and Mr. Harris, who comprise our compensation committee and Ms. Crowell and Messrs. Hackett and Jung who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of the NASDAQ Stock Market. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our company. Anil Arora is the Chairman of our board of directors and our president and chief executive officer, and consequently Mr. Arora is not independent under the listing standards of the NASDAQ Stock Market as a result of his employment with us. Our board of directors believes that Mr. Arora is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Accordingly, our board of directors has determined that the combined role of Chairman and chief executive officer is the best leadership structure for us at the current time and is in the best interests of our board of directors, our company and our stockholders as it promotes the efficient and effective development and execution of our corporate strategy and facilitates information flow between management and our board of directors.

Our Corporate Governance Guidelines provide that if our Chairman is not independent, the board of directors will appoint a lead independent director. The board of directors determined that it would be beneficial to have a lead independent director to, among other things, preside over executive sessions of the independent directors, which provides the board of directors with the benefit of having the perspective of entirely independent directors. The role of the lead independent director is described further below.

Our chief executive officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Lead Independent Director

Mr. Arora, our Chairman, is not an independent director, so our board of directors has appointed Ms. Crowell to serve as our lead independent director. As lead independent director, Ms. Crowell presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended December 31, 2014, the board of directors held twenty one meetings (including regularly scheduled and special meetings) and acted by written/electronic consent two times, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

The members of our audit committee are Ms. Crowell and Messrs. Felt and Jung. Mr. Felt is our audit committee chairperson. Our board of directors has determined that each of the members of our audit committee is independent and financially literate under the current rules and regulations of the SEC and the NASDAQ Stock Market and that Mr. Felt qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended ( the “Securities Act”).

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee, among other things, also:

•	oversees the work of our independent auditors;

•	approves the hiring, discharging, and compensation of our independent auditors;

•	approves engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviews the qualifications, independence, and performance of our independent auditors;

•	reviews our financial statements and reviews our critical accounting policies and estimates;

•	reviews the adequacy and effectiveness of our internal controls; and

•	reviews and discusses with management and our independent auditors the results of our annual audit, our quarterly financial statements, and our publicly filed reports.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at http://ir.yodlee.com/corporate-governance.cfm. During 2014, our audit committee held five meetings.

Compensation Committee

The members of our compensation committee are Ms. Crowell and Mr. Harris. Ms. Crowell is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the current rules and regulations of the SEC and the NASDAQ Stock Market.  Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our compensation committee oversees our corporate compensation programs. Our compensation committee, among other things, also:

•	reviews and recommends policies relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;

•	recommends compensation of our officers based on its evaluations; and

•	administers our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at http://ir.yodlee.com/corporate-governance.cfm. During 2014, our compensation committee held three meetings.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Ms. Crowell and Messrs. Hackett and Jung. Ms. Crowell is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the current rules and regulations of the SEC and the NASDAQ Stock Market.

Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee, among other things, also:

•	evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•	assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and

•	reviews and makes recommendations with regard to our corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at http://ir.yodlee.com/corporate-governance.cfm. During 2014, our nominating and corporate governance committee did not meet or act by written/electronic consent.

Risk Committee

The members of our risk committee are Ms. Crowell and Mr. Harris. Our board of directors has determined that each member of our risk committee is independent under the current rules and regulations of the SEC and the NASDAQ Stock Market.

Our risk committee oversees our general risk management goals and philosophies pursuant to our risk management program. Our risk committee, among other things, also:

•	reviews and makes recommendations to the board of directors with respect to our regulatory compliance with state and federal laws;

•	reviews and makes recommendations to the board of directors upon receiving the results of our annual security audits to improve our risk management program;

•	reviews and approves all of our operating risks, including product/service risks, business continuity plans and disaster recovery plans;

•	reviews and provides guidance to us on any new business risk that we may face; and

•	reviews and makes recommendations to the board of directors regarding other plans that are proposed for adoption or adopted by us for any risk management matters.

Our risk committee operates under a written charter.  During 2014, our risk committee held one meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel at Yodlee, Inc., 3600 Bridge Parkway, Suite 200, Redwood City, California 94065. To be timely for our 2016 annual meeting of stockholders, our General Counsel must receive the nomination no earlier than January 26, 2016 and no later than February 25, 2016.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at Yodlee, Inc., 3600 Bridge Parkway, Suite 200, Redwood City, California 94065.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://ir.yodlee.com/corporate-governance.cfm. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors has responsibility for the oversight of risk management.  In fulfilling its risk oversight responsibility, our board of directors utilizes the assistance of its committees, led by the risk committee. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our risk committee oversees our general risk management goals and philosophies under our risk management program.  In addition, our risk committee reviews and makes recommendations to our board of directors with respect to regulatory compliance with laws, and upon reviewing the results of our annual security audits.  Our risk committee also reviews and approves all of our operating risks and provides guidance on any new business risk that we may face.  Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

Cash Compensation

In connection with our initial public offering, which occurred in 2014, our compensation committee engaged Compensia, Inc., (“Compensia”), an independent compensation consulting firm to evaluate our compensation policies for independent directors. Following its review of the data provided by Compensia, our compensation committee recommended, and our board of directors approved, the following cash compensation program for non-employee directors:

•	$6,875 retainer per quarter for each non-employee director;

•	$3,750 retainer per quarter for our lead director;

•	$1,875 retainer per quarter for each member of the audit committee and $3,750 retainer per quarter for the chairperson of the audit committee;

•	$1,875 retainer per quarter for each member of the compensation committee and $3,750 retainer per quarter for the chairperson of the compensation committee; and

•	$625 retainer per quarter for each member of the nominating and corporate governance committee and $1,250 retainer per quarter for the chairperson of the nominating and corporate governance committee.

These cash payments commenced effective April 1, 2014 and are payable quarterly in arrears.

Equity Compensation

In addition to the cash compensation structure described above, our compensation committee recommended, and our board of directors approved, the equity compensation structure for our independent directors that was implemented as part of our 2014 Equity Incentive Plan. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial stock option award with a value of $147,000 and a one-time, initial restricted stock unit award with a value of $98,000. Further, each non-employee director automatically will be granted an annual stock option award with a value of $60,000 and an annual restricted stock unit award with a value of $40,000 (provided that the director joined us at least six months prior to the awards’ grant date) on each of our annual stockholder meetings. However, a non-employee director who is not continuing as a director following an annual stockholder meeting will not receive an annual award at such meeting. Unless otherwise determined by our board of directors or our compensation committee, the number of shares underlying each such stock option award will be determined based on its grant date value calculated in accordance with the Black-Scholes option valuation methodology, and the number of shares underlying such restricted stock units will be determined based on the fair market value of the shares of our common stock subject thereto. Each initial equity award is scheduled to vest in three equal, annual installments on the anniversary of the award’s grant date, subject to continued service through each relevant vesting date. Each annual award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service through such date. Upon a change in control, all equity awards granted to the director pursuant to our outside director compensation policy will fully vest and become immediately exercisable.

All stock options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant.

Compensation for 2014

The following table provides information regarding the total compensation that was granted to each of our directors who was not serving as an executive officer in 2014.

Director	Fees Earned or Paid in Cash($)		Option Awards ($)(1)	RSU Awards ($)(1)	Total ($)
Anil Arora(2)	—		—	—	—
John C. (Bud) Colligan(3)	8,750		43,837	28,908	81,495
Gayle Crowell	76,500	(4)	43,837	28,908	149,245
Bruce C. Felt, Jr.(5)	31,875		107,407	70,836	210,118
Patrick T. Hackett	7,500		59,740	39,997	107,237
William Harris, Jr.	27,500		43,837	28,908	100,245
Mark Jung(6)	12,500		109,675	72,017	194,192
Elizabeth A. Nelson(7)	—		—	—	—
Dennis Phelps(8)	—		—	—	—
_______________
(1)
Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statement included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Mr. Arora, our Chairman of the board, president and chief executive officer, does not receive any additional compensation for his services as a member of our board of directors.
(3)	Mr. Colligan resigned from our board of directors in June 2014.
(4)
Ms. Crowell previously served as a consultant to Yodlee under a services agreement. Under such agreement, Ms. Crowell advised us on matters related to the general management of Yodlee, including providing advice and counsel to our chief executive officer. Ms. Crowell received a consulting fee of $8,000 per month for such services, which were unrelated to her services as one of our directors. Ms. Crowell’s consulting services were terminated in March 2014.

(5)	Mr. Felt joined our board of directors in March 2014.
(6)	Mr. Jung joined our board of directors in September 2014.
(7)	Ms. Nelson resigned from our board of directors in March 2014.
(8)	Mr. Phelps resigned from our board of directors in September 2014.

As of December 31, 2014, the aggregate number of shares underlying stock awards and option awards outstanding for each of our non-employee directors was:

Director	Aggregate Stock Awards	Aggregate Option Awards
John C. (Bud) Colligan(1)	—	—
Gayle Crowell	2,409	68,815
Bruce C. Felt, Jr.(2)	5,903	21,598
Patrick T. Hackett	3,448	12,601
William Harris, Jr.	2,409	47,500
Mark Jung(3)	5,903	21,598
Elizabeth A. Nelson(4)	—	—
Dennis Phelps(5)	—	10,000
___________________
(1)	Mr. Colligan resigned from our board of directors in June 2014.
(2)	Mr. Felt joined our board of directors in March 2014.
(3)	Mr. Jung joined our board of directors in September 2014.
(4)	Ms. Nelson resigned from our board of directors in March 2014.
(5)	Mr. Phelps resigned from our board of directors in September 2014.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Patrick T. Hackett and Mark Jung as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Hackett and Mr. Jung will serve as Class I directors until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Hackett and Mr. Jung. We expect that Mr. Hackett and Mr. Jung will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2015. During our fiscal year ended December 31, 2014, E&Y served as our independent registered public accounting firm.

Notwithstanding the appointment of E&Y and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Yodlee, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2015. Our audit committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of E&Y, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by E&Y for our fiscal years ended December 31, 2013 and 2014.

	2013	2014
	(In Thousands)
Audit Fees (1)	490	2,334
Audit-Related Fees (2)	—	—
Tax Fees (3)	125	150
All Other Fees (4)	$21	$2
Total Fees	$636	$2,486
____________________
(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, as amended, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. For the years ended December 31, 2013 and 2014, we incurred fees of $0 and $1.4 million, respectively, in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in October 2014.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2014, there were no other professional services provided by E&Y, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to E&Y for our fiscal years ended December 31, 2013 and 2014 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of E&Y requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NASDAQ Stock Market and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our web site at http://ir.yodlee.com/sec.cfm. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and E&Y;

•
discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Bruce C. Felt, Jr. (Chair) Gayle Crowell Mark Jung

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 1, 2015. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Anil Arora	54	President, Chief Executive Officer and Chairman of the Board of Directors
Michael Armsby	46	Chief Financial Officer
Arun Anur	50	Senior Vice President, Global Services
Eric Connors	48	Senior Vice President, Products
Thomas Hempel	53	Senior Vice President, Engineering
David Lee	55	Senior Vice President and Chief Marketing Officer
Timothy O’Brien	57	Senior Vice President, Operations and Information Security
William Parsons	56	Chief Customer Officer
Joseph Polverari	47	Chief Strategy and Development Officer
Arjun Singh	54	Managing Director, Asia

Anil Arora has served as our president and chief executive officer and as a member of our board of directors since February 2000. Mr. Arora has served as the Chairman of our board of directors since March 2014. Prior to joining us, from June 1998 to February 2000, Mr. Arora served in various positions with Gateway, Inc., a computer hardware manufacturer which was acquired by Acer Inc. in October 2007, most recently as senior vice president, Gateway Internet and prior to that as chief marketing officer with global responsibility for Gateway. From April 1995 to May 1998, Mr. Arora served in various positions for The Pillsbury Company, a subsidiary of General Mills, Inc. and manufacturer and marketer of branded consumer foods, including as vice president, strategy and marketing for North America and vice president, general manager for Progresso. From June 1984 to April 1995, Mr. Arora served in various brand management and corporate strategy and operations roles for Kraft Foods Group, Inc., a manufacturer and marketer of leading branded consumer foods, including most recently as business director in the refrigerated products division. Mr. Arora holds an M.B.A. from the University of Michigan, Stephen M. Ross School of Business, and a B.S. in business administration from Rockford College.

Michael Armsby has served as our chief financial officer since April 2013. From April 2010 to March 2013, Mr. Armsby served as chief financial officer of View, Inc., a manufacturer of dynamic electrochromic glass. From January 2007 to April 2010, he served as vice president of finance of SunPower Corporation, a manufacturer of solar electric systems. From May 2006 to January 2007, Mr. Armsby served as chief financial officer of PowerLight Corporation, an integrator/installer of large photovoltaic solar electric projects which was acquired by SunPower Corporation in January 2007. From March 2003 to April 2006, he served as vice president of finance of Synopsys, Inc., an electronic design automation software company. From October 2001 to March 2003, Mr. Armsby served as vice president finance of DHL Express, a division of Deutsche Post AG and global package delivery company. From October 1997 to October 2001, Mr. Armsby worked for the management consulting firm Bain & Company. Mr. Armsby holds an M.B.A. from Harvard Business School, a B.S. in economics from The Wharton School, University of Pennsylvania and a B.A. in political science from the University of Pennsylvania.

Arun Anur has served as our senior vice president of global services, comprised of all implementations and support of our solutions since April 2009. From March 1997 to March 2009, Mr. Anur served in various capacities at Oracle Corporation, a software and data management developer, most recently as vice president, consulting. Mr. Anur holds a M.S. in industrial engineering from Kansas State University and a B.E. in industrial and production engineering from BMS College of Engineering, Bangalore, India.

Eric Connors has served in various capacities since joining us in July 2007, most recently as senior vice president of products since October 2011. From May 2005 to July 2007, Mr. Connors served in various capacities at Oracle Corporation, a software and data management developer, most recently as director of international strategy of JD Edwards, a division of Oracle. From December 2000 to May 2005, Mr. Connors served as director of application development at PeopleSoft, Inc. which was acquired by Oracle Corporation in May 2005. Mr. Connors holds an M.B.A. in marketing from The Wharton School, University of Pennsylvania and a B.S. in management from Pennsylvania State University.

Thomas Hempel has served as our senior vice president engineering since October 2009. From April 2009 to October 2009, Mr. Hempel consulted with Art in Action, an educational nonprofit organization, on the development of an online art curriculum. From December 2005 to April 2009, he served as senior director engineering for NetApp, Inc., a storage and data management solutions company. From September 1999 to December 2005, Mr. Hempel served as vice president engineering for Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Hempel holds a B.A. in philosophy from Stanford University.

David Lee has served as our chief marketing officer and senior vice president of marketing since April 2014. From January 2009 to March 2014, he served as vice president of marketing communications for SonicWALL, Inc., a provider of IT network security and secure remote access solutions which was acquired by Dell, Inc. in May 2012 and prior to that, served as a consultant to SonicWALL from August 2005 through December 2008, the Hewlett-Packard Company from December 2005 through August 2006, and Palm, Inc. from January 2008 to November 2008. From January 2005 to July 2005, he served as vice president of marketing for PalmSource which was acquired by Access Co., LTD in September 2005. He also served as founder of the Mnemonic brand marketing practice from 2002 to 2004 and was vice president of marketing for BigFix, Inc. from 2001 to 2002 and vice president of marketing for Obongo, Inc. from 2000 to 2001 which was acquired by AOL in 2001. Mr. Lee holds an MBA in marketing from the University of Michigan and a B.A. in political economies of industrial societies from the University of California at Berkeley.

Timothy O’Brien has served in various senior positions with us since January 2001, most recently as our senior vice president, operations and information security. From April 1999 to January 2001, Mr. O’Brien served as vice president of VerticalOne Corporation, a subsidiary of S1 Corporation and consolidator, organizer and presenter of personal account information via the Internet. Mr. O’Brien holds a B.S. in business administration from Stonehill College.

William Parsons has served as our chief customer officer and senior vice president of field operations since November 2007. From August 1998 to December 2004, Mr. Parsons served in various positions with PeopleSoft, Inc., a developer of human resource management software which was acquired by Oracle Corporation in December 2004, most recently as vice president of customer relationship management sales. Mr. Parsons holds a B.S. in business and marketing from San Diego State University.

Joseph Polverari has served in various senior positions with us since October 2000, most recently as our chief strategy and development officer and general manager of Yodlee Interactive. From January 2000 to October 2000, Mr. Polverari held various positions with Pandesic LLC, a joint venture between Intel Corporation and SAP AG, which focused on a low-cost turnkey approach to conducting commerce on the Internet, most recently as vice president and chief operating officer. From January 1999 to January 2000, Mr. Polverari served as senior vice president and associate general counsel for InsWeb Corporation, an online insurance marketplace the assets of which were subsequently acquired by Bankrate, Inc. in December 2011. From June 1996 to January 1999, Mr. Polverari served as director and senior business counsel at Seagate Software, Inc. (which is currently known as Crystal Decisions, Inc.), an international software corporation which was acquired by Business Objects, S.A. in December 2003. Mr. Polverari is a graduate of the Stanford Graduate School of Business Executive Program, and holds a certificate from the Graduate Institute of International and Comparative Law in Geneva, Switzerland. Mr. Polverari holds a J.D. and a B.S. in economics from Santa Clara University.

Arjun Singh has served as our managing director, Asia since June 2012. From January 2012 to June 2012, Mr. Singh was an independent consultant for various companies located in Delhi, India. From December 2009 to December 2011, Mr. Singh served as managing director of human resources and benefit for Hewitt Associates, a provider of human capital and management consulting services which was acquired by Aon Corporation in October 2010. From September 2006 to November 2009, he served as chief executive officer of the banking and financial services division of WNS (Holdings) Ltd., a global business process management company. From January 2004 to September 2006, Mr. Singh served as regional director, Europe, for ABN Amro Bank N.V., a Dutch commercial investment bank. From March 1999 to December 2003, Mr. Singh served as quality and customer fulfillment leader for GE Capital, the financial services unit of General Electric Company. From April 1991 to February 1999, Mr. Singh served as corporate banking manager for ANZ Grindlays Bank, a commercial bank which was acquired by Standard Chartered PLC in July 2000. Mr. Singh holds a B.Tech in chemical engineering from the Indian Institute of Technology in Bombay, India and a PGDM (the equivalent of an M.B.A.) in systems and finance from the Indian Institute of Management, Calcutta, India.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our chief executive officer does not make recommendations as to his own compensation. Our chief executive officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.  In 2014, the compensation committee engaged Compensia to provide executive officer, employee and nonemployee director compensation advisory services to the compensation committee.  Compensia serves at the discretion of the compensation committee and did not provide any other services to us in 2014.

Fiscal 2014 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer at any time in 2014, and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2014. These individuals were our named executive officers for 2014.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Total
Anil Arora
President, Chief Executive	2014	$335,606	$469,200	$712,134	$377,300	$1,894,240
Officer and Chairman of the	2013	$290,813	$500,000	$363,690	$292,425	$1,446,928
Board of Directors
Eric Connors(3)
Senior Vice President Products	2014	$242,942	$163,728	$248,252	$122,500	$777,422
William Parsons
Chief Customer Officer	2014	$241,777	$163,728	$248,252	$183,750	$837,507
	2013	$210,651	$175,000	$111,128	$196,535	$693,314
_________________
(1)
Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statement included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts included in this column represent the amounts earned for 2013 under our 2013 bonus program and earned for 2014 under our 2014 bonus program, as described in additional detail below.
(3)	Mr. Connors was not one of our named executive officers in 2013.

Non-equity Incentive Plan Compensation

In March 2014, our board of directors adopted an Executive Incentive Compensation Plan (the “Bonus Plan”). Our Bonus Plan will allow our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.

Under the Bonus Plan, our compensation committee will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interested, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include the Company’s financial results may be determined in accordance with U.S. generally accepted accounting principles, or GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by the Company (or an affiliate of the Company) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.

Our board of directors has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus.

For 2014, Messrs. Arora, Connors, and Parsons participated in the Bonus Plan. The named executive officer’s performance goals for 2014 were based on priorities set in our annual operating plan and consisted of specified levels of our operating results and a user-related metric. Our board of directors approved these goals in March 2014. Our board of directors also during early 2014 finalized the payout structure for the 2014 bonus program under the Bonus Plan, whereby achievement at target levels would yield a payout at 100% of the participating named executive officer’s target cash incentive opportunity. Maximum achievement would result in a payout of 163% of target. Achievement below specified levels of performance would result in no bonus becoming payable under the 2014 bonus program.  For 2014, each of Messrs. Arora’s and Parson’s target cash incentive opportunity was 100% of his base salary and Mr. Connors’ target cash incentive opportunity was 50% of his base salary.

Executive Officer Employment Letters

Anil Arora  Under Mr. Arora’s offer letter dated January 27, 2000, we hired Mr. Arora as our president and chief executive officer. The letter provides for Mr. Arora’s initial base salary, cash incentive opportunity and equity award grant, as well as certain severance benefits (which have been superseded by subsequent arrangements as described further below under “Potential Payments upon Termination or Change of Control—Change of Control Severance Agreements”). Mr. Arora’s current annual base salary is $350,000 and his current target annual cash incentive opportunity is equal to 100% of his base salary.

Eric Connors  Under Mr. Connors’ offer letter dated June 14, 2007, we hired Mr. Connors as our vice president product management. Mr. Connors’ currently serves as our senior vice president products. The letter provided for Mr. Connors’ initial base salary and cash incentive opportunity. Mr. Connors’ current annual base salary is $256,250 and his current annual target cash incentive opportunity is 50% of his base salary.

William Parsons  Under Mr. Parsons’ offer letter dated September 28, 2007, we hired Mr. Parsons as our senior vice president of field operations. Mr. Parson’s currently serves as our chief customer officer. The letter provided for Mr. Parson’s initial base salary and cash incentive opportunity. Mr. Parson’s current annual base salary is $250,000 and his current annual target cash incentive opportunity is 100% of his base salary.

Outstanding Equity Awards at 2014 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our named executive officers as of December 31, 2014.

					Option Awards		Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Anil Arora	02/17/05	(4)	50,000	—	3.30	02/17/15
	10/01/05	(4)	250,000	—	3.30	10/01/15
	09/19/06	(4)	100,000	—	3.30	09/19/16
	03/06/08	(4)	42,050	—	3.30	03/06/18
	03/06/08	(5)	130,000	—	3.30	03/06/18
	07/02/09	(4)	52,260	—	3.30	07/02/19
	07/29/09	(4)	9,990	—	3.30	07/29/19
	02/02/10	(6)	91,630	—	4.40	02/02/20
	03/23/11	(6)(7)	23,438	1,562	6.30	03/23/21
	05/16/12	(6)(8)	38,750	21,250	6.90	05/16/22
	04/09/13	(6)(9)	37,500	52,500	8.50	04/09/23
	04/09/13	(6)(10)					50,000	610,000
	04/01/14	(6)(11)	26,850	116,350	12.00	04/01/24
	04/01/14	(6)(12)					39,100	477,020

Eric Connors	07/24/07	(4)	45,000	—	3.30	07/24/17
	03/06/08	(4)	10,000	—	3.30	03/06/18
	07/02/09	(4)	6,000	—	3.30	07/02/19

	07/29/09	(4)	3,000	—	3.30	07/29/19
	02/02/10	(6)	10,472	—	4.40	02/02/20
	10/28/10	(6)	5,000	—	6.10	10/28/20
	05/12/11	(6)(13)	4,031	469	5.80	05/12/21
	01/04/12	(6)(14)	23,125	6,875	6.20	01/04/22
	05/16/12	(6)(8)	12,917	7,083	6.90	05/16/22
	04/09/13	(6)(9)	8,334	11,666	8.50	04/09/23
	04/09/13	(6)(10)					12,500	152,500
	04/01/14	(6)(11)	9,360	40,560	12.00	04/01/24
	04/01/14	(6)(12)					13,644	166,457

William Parsons	12/19/07	(4)	111,493	—	3.30	12/19/17
	07/02/09	(4)	20,958	—	3.30	07/02/19
	02/02/10	(6)	50,402	—	4.40	02/02/20
	03/23/11	(6)(7)	9,375	625	6.30	03/23/21
	05/16/12	(6)(8)	17,437	9,562	6.90	05/16/22
	04/09/13	(6)(9)	11,459	16,041	8.50	04/09/23
	04/09/13	(6)(10)					17,500	213,500
	04/01/14	(6)(11)	9,360	40,560	12.00	04/01/24
	04/01/14	(6)(12)					13,644	166,457
_________________
(1)
Each award provides that, in the event of a change of control, as defined in our 2009 Equity Incentive Plan, 25% of the award which was not vested at the time of the change of control will vest, and, if we terminate the NEO’s employment without cause or the NEO resigns for good reason (each as defined in the award agreement) at any time within 12 months following the date of the change of control, 100% of the remaining unvested portion of the award will vest.

(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)
The amount reflects the fair market value of our common stock at $12.20 per share as of December 31, 2014, multiplied by the amount shown in the column for the number of shares or units of stock that have not vested.

(4)	This award was granted under our 1999 Stock Plan.
(5)	This award was granted under our 2001 Stock Plan.
(6)	This award was granted under our 2009 Equity Incentive Plan.
(7)
One forty-eighth (1/48th) of the shares of our common stock subject to the option award vests in 48 equal monthly installments (with the first installment having vested on April 23, 2011), subject to continued service with us through each applicable vesting date.

(8)
One forty-eighth (1/48th) of the shares of our common stock subject to the option award vests in 48 equal monthly installments (with the first installment having vested on June 16, 2012), subject to continued service with us through each applicable vesting date.

(9)
One forty-eighth (1/48th) of the shares of our common stock subject to the option award vests in 48 equal monthly installments (with the first installment having vested on May 1, 2013), subject to continued service with us through each applicable vesting date.

(10)
50% of the restricted stock unit will become vested six months after the closing of our initial public offering, subject to continued service with us through that date, and the remaining restricted stock unit will vest in eight equal quarterly installments thereafter, subject to continued service with us though each applicable vesting date.

(11)
One forty-eighth (1/48th) of the shares of our common stock subject to the option award vests in 48 equal monthly installments (with the first installment having vested on April 30, 2014), subject to continued service with us through each applicable vesting date.

(12)	One-fourth (1/4th) of the RSUs will vest on May 15 of each of 2015, 2016, 2017 and 2018, subject to continued service through the applicable vesting date.
(13)
One forty-eighth (1/48th) of the shares of our common stock subject to the option award vests in 48 equal monthly installments (with the first installment having vested on June 12, 2011), subject to continued service with us through each applicable vesting date.

(14)
One forty-eighth (1/48th) of the shares of our common stock subject to the option award vests in 48 equal monthly installments (with the first installment having vested on December 1, 2011), subject to continued service with us through each applicable vesting date.

Potential Payments upon Termination or Change of Control

Change of Control Severance Agreements

We have entered into Change of Control Severance Agreements, with each of our NEOs (“COC Severance Agreements”). Messrs. Arora’s and Parsons’ COC Severance Agreements were amended and restated as of November 19, 2008. Mr. Connor’s COC Severance Agreement was effective as of May 16, 2012.

Each COC Severance Agreement provides that if we terminate the executive’s employment with us for any reason other than Cause (as defined in the COC Severance Agreement), or the executive resigns for Good Reason (as defined in the COC Severance Agreement), and in either case the termination occurs within 12 months after a Change of Control (as defined in the COC Severance Agreement), the executive will receive the following severance benefits: (i) a lump sum cash payment equal to 12 months of the executive’s base salary in effect as of the date of such termination or, if greater, as in effect immediately prior to the Change of Control, and (ii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months.

The Agreements also provide that in the event that severance and other benefits that constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then the NEO’s benefits will be either delivered in full or cut back to the extent that would result in no portion of the benefits being subject to such excise tax, whichever would result in the greater after-tax benefit to the NEO.

As defined in the COC Severance Agreements, “Cause” generally means the executive’s (i) commission of any act of personal dishonesty in connection with executive’s responsibilities as our employee which is intended to result in executive’s substantial personal enrichment, (ii) conviction of a felony which our board of directors reasonably believes has had or will have a material detrimental effect on our reputation or business, (iii) commission of any willful act which constitutes misconduct and is injurious to us, or (iv) continued willful violation by the executive of his or her obligations to us after we have issued a written demand for performance.

As defined in the COC Severance Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) a change in our ownership that occurs on the date that any one person or persons acting as a group, or Person, acquires ownership of our stock that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of our stock; or (ii) a change in our effective control that occurs on the date that a majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of such appointment or election; or (iii) a change in the ownership of a substantial portion of our assets that occurs on the date that any Person acquires (or has acquired during a 12-month period) assets from us with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s).

As defined in the COC Severance Agreements, “Good Reason” generally means the executive’s voluntary termination of employment with us following the expiration of our cure period following one or more of the following occurring without the executive’s prior consent: (i) a material reduction in the executive’s gross base salary (reductions of 10% or greater will be considered material and any reductions of less than 10% will be based on facts and circumstances); (ii) a material reduction in the executive’s position, duties, or responsibilities; (iii) a material change in the geographic location at which the NEO performs services (i.e., the relocation of the executive’s principal place of work to a location that is more than 50 miles from the executive’s current principal work site for us) or (iv) our failure to obtain an assumption of such executive’s COC Severance Agreement by any successor to us. The executive may not resign for Good Reason without first providing us with notice within 90 days of the initial existence of the condition that such executive believes constitutes Good Reason identifying the grounds for Good Reason and a reasonable cure period of at least 30 days following the date of such notice, during which period such grounds must not have been cured.

Acceleration of Vesting

We have entered into stock option agreements with our NEOs which provide for an acceleration of vesting upon a change of control (as defined in our 2009 Equity Incentive Plan). Upon such event, 25% of any unvested portion of a stock option award held by an NEO which was not vested at the time of the change of control will vest. If we terminate the NEO’s employment without cause or the NEO resigns for good reason (each as defined in the award agreement) at any time within 12 months following the date of the change of control, 100% of the remaining unvested portion of the award will vest.

We have also granted restricted stock units to our NEOs with accelerated vesting provisions. As a result of completing our initial public offering before September 30, 2014 (modified to December 31, 2014 in August 2014), 50% of the restricted stock unit will become vested six months after the closing of our initial public offering, subject to the NEO’s continued service with us through that date, and the remaining restricted stock unit will vest in eight equal quarterly installments thereafter, subject to the NEO’s continued service with us through each applicable vesting date. If we had entered into a definitive agreement, the consummation of which would have resulted in a change in control (as defined in our 2009 Equity Incentive Plan), before September 30, 2014 (modified to December 31, 2014 in August 2014), any unvested restricted stock units would have vested immediately prior to such change in control (subject to the award holder’s continued employment through the closing of the change in control).

401(k) Plan

We maintain a 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including the level of regularly scheduled hours of service. The 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation up to the statutorily prescribed limit, which was equal to $17,500 in 2013 and remains the same for 2014 (catch up contributions for employees age 50 or over allow for up to an additional $5,500 in contributions each year), and have the amount of their compensation reduction contributed to the 401(k) plan.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Gayle Crowell (Chair) William Harris, Jr.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2014.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)(2)	5,957,555	$6.95	1,915,698
Equity compensation plans not approved by stockholders	—	—	—
Total	5,957,555	$6.95	1,915,698
_________________
(1)	Consists of our 2014 Equity Incentive Plan (our “2014 Plan”), 2009 Equity Incentive Plan, 2001 Stock Plan and 1999 Stock Plan.
(2)
Our 2014 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year beginning with the 2015 fiscal year, equal to the least of: (i) 5,000,000 shares; (ii) 5% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine on or before the last day of our immediately preceding fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 27, 2015 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 29,402,327 shares of our common stock outstanding as of March 27, 2015. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 27, 2015 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 27, 2015 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Yodlee, Inc., 3600 Bridge Parkway, Suite 200, Redwood City, California 94065. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Funds affiliated with Warburg Pincus(1)	8,160,691	27.8%
Entities affiliated with Bank of America Corporation(2)	2,807,251	9.5%
Funds affiliated with Institutional Venture Partners(3)	2,773,612	9.4%
ACI Worldwide Corp.(4)	2,772,431	9.4%
Funds affiliated with Accel Partners(5)	2,029,908	6.9%
FMR LLC(6)	1,891,043	6.4%

Named Executive Officers and Directors:
Anil Arora(7)	1,173,752	3.9%
Eric Connors(8)	161,901	0.5%
William Parsons(9)	255,263	0.9%
Gayle Crowell(10)	95,755	0.3%
Patrick T. Hackett(11)	8,165,941	27.8%
William Harris(12)	76,520	0.3%
Bruce C. Felt(13)	23,566	0.1%
Mark Jung(14)	0	0.0%
All Executive Officers and Directors as a Group (15 people)(15)	10,876,483	34.3%

________________
(1)
Includes 7,908,536 shares by Warburg Pincus Private Equity VIII, L.P. (WP VIII), 229,237 shares held by Warburg Pincus Netherlands Private Equity VIII C.V. I (WP VIII Netherlands) and 22,918 shares held by WP-WP VIII Investors, L.P. as successor in interest to Warburg Pincus Germany Private Equity VIII, KG. (WP VIII Investors, and together with WP VIII and WP VIII Netherlands, the WP VIII Funds). WP-WP VIII Investors LLC, (WP VIII Investors GP), is the general partner of WP VIII Investors. Warburg Pincus Partners LLC (WP Partners), is the sole member of WP VIII Investors GP, and the general partner of WP VIII and WP VIII Netherlands. Warburg Pincus & Co., (WP), is the managing member of WP Partners. Warburg Pincus LLC, (WP LLC), is the manager of the WP VIII Funds. Charles R. Kaye and Joseph P. Landy are the managing general partners of WP, and the managing members and co-chief executive officers of WP LLC and may be deemed to share voting and investment control for the Warburg Pincus entities. Patrick T. Hackett, a partner of WP and a member and managing director of WP LLC, is a member of our board of directors. Ms. Crowell, a member of our board of directors, is a consultant to the WP Entities, and has no voting or investment control with respect to these shares. The principal address of Warburg Pincus & Co. is 450 Lexington Ave., New York, New York 10017.

(2)
Includes 2,787,944 shares held by Banc of America Strategic Investments Corporation (BASIC) and 19,307 shares held by Banc of America Strategic Ventures, Inc. (BASV). Each of BASIC and BASV are wholly owned subsidiaries of Bank of America Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Each of BASIC and BASV may be deemed to share beneficial ownership of the shares with Bank of America Corporation. The principal address of the Bank of America Corporation is Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255.

(3)
Includes (i) 1,458,455 shares held by IVP XI and (ii) 1,315,157 shares held by IVP X (collectively, the IVP Funds). IVM XI serves as the sole general partner of IVP XI and has sole voting and investment control over the shares owned by IVP XI and may be deemed to own beneficially the shares held by IVP XI. Chaffee, Fogelsong, Harrick, Miller, Phelps and Dennis are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI, and may be deemed to own beneficially the shares held by IVP XI. IVM X serves as the sole general partner of IVP X and has sole voting and investment control over the shares owned by IVP X and may be deemed to own beneficially the shares held by IVP X. Chaffee, Fogelsong, Harrick, Phelps and Dennis are Managing Directors of IVM X and share voting and dispositive power over the shares held by IVP X, and may be deemed to own beneficially the shares held by IVP X. IVM X and IVM XI own no securities of the Company directly. The Managing Directors also own no securities of the Company directly.  The principal address for the IVP Funds is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(4)
ACI Worldwide Corp., successor in interest to S1 Corporation, is a wholly-owned subsidiary of ACI Worldwide, Inc. (ACI). ACI is a provider of electronic payments for financial institutions and electronic payment software, and ACI Worldwide Corp. is the beneficial owner of the shares. Messrs. Scott Behrens and Craig Maki are members of ACI’s investment committee which exercises voting and investment control over the shares. The principal address of ACI Worldwide, Inc. is 3520 Kraft Road, Suite 300, Naples, Florida 34105. The principal address of ACI Worldwide Corp. is 6060 Coventry Drive, Elkhorn, NE 68022.

(5)
Includes 1,477,779 shares held by Accel VII L.P. (A7), 369,441 shares held by Accel Internet Fund III L.P. (AIF3) and 182,688 shares held by Accel Investors ‘99 L.P. (AI99). Accel VII Associates, L.L.C. is the general partner of A7, and Accel Internet Fund III Associates L.L.C is the general partner of AIF3. Arthur C. Patterson, James R. Swartz and James Breyer are the managing members of Accel VII Associates, L.L.C. and Accel Internet Fund III Associates L.L.C and may be deemed to share voting and investment control over the shares held by A7 and AIF3. Messrs. Patterson, Swartz and Breyer are the general partners of AI99 and may be deemed to share voting and investment control over the shares held by AI99. The principal address of Accel Partners is 428 University Ave., Palo Alto, California 94301.

(6)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015 by FMR LLC (FMR), indicating beneficial ownership as of December 31, 2014.  FMR reported sole voting power with respect to no shares of common stock and sole dispositive power with respect to 1,891,043 shares of common stock.  The principal office of FMR is located at 82 Devonshire Street, Boston MA 02109.

(7)	Includes 881,012 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.
(8)	Includes 161,901 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.
(9)	Includes 255,263 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.
(10)	Includes 55,755 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.
(11)
Consists of 8,160,691 shares held by entities affiliated with Warburg Pincus & Co. and 5,250 shares issuable upon exercise of options and RSUs exercisable within 60 days after March 27, 2015. Mr. Hackett is a partner of WP and a member and managing director of WP LLC and as a result may be deemed to beneficially own the shares owned by entities affiliated with Warburg Pincus & Co. Mr. Hackett disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.

(12)	Includes 39,520 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.
(13)	Includes 23,566 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.
(14)	Mr. Jung joined our board of directors in September 2014 and did not beneficially own any shares as of March 27, 2015.
(15)	Includes 2,284,491 shares issuable upon exercise of options exercisable and RSUs that vest within 60 days after March 27, 2015.

RELATED PERSON TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above in “Executive Compensation,” and “Board of Directors and Corporate Governance—Director Compensation,” below we describe transactions since the beginning of our last fiscal year, to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting stock, or any member of the immediate family of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Bank of America Agreement

In June 2007, we entered into a General Services Agreement with Bank of America, N.A., a wholly-owned subsidiary of Bank of America Corporation, which beneficially owns in the aggregate more than 5% of our common stock (on an as-converted basis). Pursuant to the agreement, we provide to Bank of America, N.A. for use by its customers online personal financial management applications, including, but not limited to, account and transaction management, budgeting and bill reminders. For the year ended December 31, 2014, revenue from Bank of America, N.A. was $12.3 million. As of December 31, 2014, we had an outstanding account receivable from Bank of America, N.A. of $3.0 million. Bank of America may terminate the agreement with 45 days’ prior written notice to us. This agreement will terminate pursuant to its terms on December 31, 2017, unless otherwise extended.

Personal Capital Agreement

In January 2007, we entered into a Services Agreement with IronKey, Inc., or IronKey, which agreement was subsequently amended to add SafePage Corporation, or SafePage, as a party and then later assigned by IronKey and SafePage to Personal Capital Corporation, or Personal Capital. William Harris, a member of our Board of Directors, is the chairman and chief executive officer of Personal Capital. Pursuant to the agreement, we provide to Personal Capital the Yodlee platform software development kit and services under our PersonalFinance application, including account aggregation and management, financial planning, transaction detail and monitoring and other data and services generally available in the application. For the year ended December 31, 2014, revenue from Personal Capital was $0.8 million. As of December 31, 2014, we had an outstanding account receivable from Personal Capital of $0.1 million. Either party may terminate the agreement under certain circumstances, including if the other party breaches a material term of the agreement and fails to cure the breach within 90 days. This agreement will terminate pursuant to its terms on August 31, 2015, unless otherwise extended.

S1 Corporation Agreement

In April 2008, we entered into a Services Agreement with S1 Corporation, or S1, which holds more than 5% of our common stock (on an as-converted basis). Pursuant to the agreement, we provide to S1 for use by its customers our online personal financial management solution and our CustomerCare solution. For the year ended December 31, 2014, revenue from S1 was $0.5 million. As of December 31, 2014, we had an outstanding account receivable from S1 of $10,000.  Either party may terminate the agreement under certain circumstances, including if the other party breaches a material term of the agreement and fails to cure the breach within 90 days. This agreement will terminate pursuant to its terms on March 31, 2018, unless otherwise extended.

Repurchase of Common Stock

On May 16, 2014, we entered into separate Stock Transfer Agreements with four of our employees holding options to purchase shares of our common stock, including Anil Arora, our president and chief executive officer, and Joseph Polverari, our chief strategy and development officer, which stock options were expiring by their terms on May 18, 2014. Pursuant to the terms of the Stock Transfer Agreements, we purchased from such holders a portion of the number of shares issued upon exercise of the stock options with a value equal to the exercise price of such stock options, plus the taxes related to the exercise of such stock options. We paid $12.10 per share for the purchased shares, which was the fair market value of our common stock on the date of such purchases. The total amount we paid for the purchased shares was approximately $396,064, of which Mr. Arora received approximately $309,580 and Mr. Polverari received approximately $67,509.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement with certain holders of 5% or more of our capital stock, including our principal stockholders with whom Ms. Gayle Crowell and Mr. Patrick T. Hackett are affiliated. The investors’ rights agreement includes demand registration rights, piggyback registration rights and short-form registration rights.

Indemnification of Directors and Officers

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors, executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our amended and restated audit committee charter states that our audit committee is responsible for reviewing and approving in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee prior to entering into any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees or indebtedness and employment by us of a related person. Prior to the completion of our initial public offering, which occurred in October 2014, our full board of directors reviewed and approved related party transactions.

We believe that we have executed all the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2014, all Section 16(a) filing requirements were satisfied on a timely basis; except that a late Form 4 was filed for Patrick T. Hackett on December 22, 2014 to report the grant of stock option and restricted stock unit awards on December 1, 2014.

Fiscal Year 2014 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K, as amended, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://ir.yodlee.com/sec.cfm and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Yodlee, Inc., Attention: Investor Relations, 3600 Bridge Parkway, Suite 200, Redwood City, California 94065.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS Redwood City, California April 10, 2015

YODLEE, INC.
3600 BRIDGE PARKWAY
SUITE 200
REDWOOD CITY, CA 94065

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Patrick T. Hackett 02 Mark Jung

02 0000000000

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000240853_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

YODLEE, INC.
Annual Meeting of Shareholders
May 21, 2015 at 10:00 a.m. PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Anil Arora and Michael Armsby, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Yodlee, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., PDT on May 21, 2015, adjacent to our company headquarters, located at 1300 Island Drive, Suite 200, Redwood City, California 94065, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000240853_2 R1.0.0.51160

VOTE BY INTERNET - www.proxyvote.com